SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 19, 2008 (May 13, 2008)
COPANO ENERGY, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware	001-32329	51-0411678
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

2727 Allen Parkway, Suite 1200
Houston, Texas	77019
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including Area Code: (713) 621-9547
Not Applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          The information included or incorporated by reference in Item 2.03 of this Current Report on Form 8-K (this “Report”) is incorporated by reference into this Item 1.01 of this Report.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Purchase Agreement
          On May 16, 2008, Copano Energy, L.L.C. (the “Company”), Copano Energy Finance Corporation (“Finance Corp” and together with the Company, the “Issuers”) and certain subsidiary guarantors (the “Subsidiary Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with Banc of America Securities LLC, as representative of a group of initial purchasers (collectively, the “Initial Purchasers”), pursuant to which the Issuers agreed to sell $300,000,000 in aggregate principal amount of the Issuers’ 7 3/4% senior unsecured notes due 2018 (the “2018 Notes”). The 2018 Notes were offered and sold in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The 2018 Notes were resold to qualified institutional buyers in reliance on Rule 144A under the Securities Act.
          The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Issuers and the Guarantors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The Issuers also agreed not to issue certain debt securities for a period of 60 days after May 16, 2008 without the prior consent of Bank of America Securities LLC. In addition, the Purchase Agreement contemplated the execution of a registration rights agreement relating to the 2018 Notes.
Indenture
          Interest and Maturity
          The 2018 Notes will mature on June 1, 2018, and interest on the 2018 Notes is payable in cash semi-annually in arrears on each June 1 and December 1, commencing December 1, 2008. Interest will be payable to holders of record on the May 15th and November 15th immediately preceding the related interest payment date, and will be computed on the basis of a 360-day year consisting of twelve 30-day months. The 2018 Notes are guaranteed on a senior unsecured basis by substantially all of the Company’s existing wholly owned domestic subsidiaries and certain of the Company’s future subsidiaries.
          Optional Redemption
          At any time prior to June 1, 2011, the Issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of 2018 Notes issued under the Indenture at a redemption price of 107.75% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest payable on or prior to the redemption date), using the net cash proceeds of one or more equity offerings by the Company, provided that:
•	at least 65% of the aggregate principal amount of 2018 Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding 2018 Notes held by the Company and its subsidiaries); and

•	the redemption occurs within 120 days of the date of the closing of such equity offering.
          On and after June 1, 2013, the Issuers may redeem all or part of the 2018 Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of:

•	the principal amount thereof, plus

•	accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus

•	the Make Whole Premium (as defined in the Indenture) at the redemption date.
          On and after June 1, 2013, the Issuers may redeem all or a part of the 2018 Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the applicable redemption date, on the 2018 Notes redeemed (subject to the right of holders of record on the relevant record date to receive interest payable on or prior to the redemption date), if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Year	Percentage
2013	103.875%
2014	102.583%
2015	101.292%
2016 and thereafter	100.000%
          Certain Covenants
          The Indenture contains covenants that, among other things, limit the Issuers’ ability and the ability of the Company’s restricted subsidiaries to: (i) sell assets; (ii) pay distributions on, redeem or repurchase the Company’s units or redeem or repurchase its subordinated debt; (iii) make investments; (iv) incur or guarantee additional indebtedness or issue preferred units; (v) create or incur certain liens; (vi) enter into agreements that restrict distributions or other payments from the Company’s restricted subsidiaries to the Company or any other restricted subsidiary; (vii) consolidate, merge or transfer all or substantially all of the Company’s assets; (viii) engage in transactions with affiliates; (ix) create unrestricted subsidiaries; and (x) enter into sale and leaseback transactions.
          If the 2018 Notes achieve an investment grade rating from each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, many of these covenants will terminate.
          Events of Default
          Upon a continuing event of default, the trustee or the holders of 25% principal amount of the 2018 Notes may declare the 2018 Notes immediately due and payable, except that a default resulting from entry into a bankruptcy, insolvency or reorganization with respect to the Issuers, any restricted subsidiary of the Company that is a significant subsidiary or any group of its restricted subsidiaries that, taken together, would constitute a significant subsidiary of the Company, will automatically cause all 2018 Notes to become due and payable. Each of the following constitutes an event of default under the Indenture:
•	default for 30 days in the payment when due of interest on the 2018 Notes;

•	default in payment when due of the principal of, or premium, if any, on the 2018 Notes;

•	failure by the Company to comply with its covenants relating to asset sales, repurchases of the 2018 Notes or mergers;

•	failure by the Company for 90 days after notice to comply with its reporting obligations under the Securities Exchange Act of 1934;

•	failure by the Company for 60 days after notice to comply with any of the other agreements in the Indenture;

•	default under any mortgage, indenture or instrument governing any indebtedness for money borrowed or guaranteed by the Company or any of its restricted subsidiaries, whether such indebtedness or guarantee now exists or is created after the date of the Indenture, if such default: (i) is caused by a payment default; or (ii) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of the indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or acceleration of maturity, aggregates $20.0 million or more, subject to a cure provision;

•	failure by the Company or any of its restricted subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

•	except as permitted by the Indenture, if any subsidiary guarantee is held in any judicial proceeding to be unenforceable or invalid, or ceases for any reason to be in full force and effect, or any Guarantor, or any person acting on behalf of any Guarantor, denies or dissafirms its obligations under its subsidiary guarantee; and

•	certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to the Issuers or any of the Company’s restricted subsidiaries that is a significant subsidiary or any group of its restricted subsidiaries that, taken as a whole, would constitute a significant subsidiary of the Company.
          The holders of a majority in principal amount of the 2018 Notes then outstanding may, by notice to the trustee, waive on behalf of the holders of all of the 2018 Notes any existing default or event of default and its consequences under the Indenture except a continuing default or event of default in the payment of principal of, or interest or premium, if any, on the 2018 Notes.
          If any event of default occurs by reason of any willful action or inaction taken or not taken by or on behalf of an Issuer with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the 2018 Notes on or after June 1, 2013 pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become immediately due and payable to the extent permitted by law upon the acceleration of the 2018 Notes. If such an event of default occurs prior to June 1, 2013, then the premium specified in the Indenture with respect to the first year that the 2018 Notes may be redeemed at the Issuers’ option (other than with the net cash proceeds of an equity offering) will also become immediately due and payable to the extent permitted by law upon the acceleration of the 2018 Notes.
Registration Rights Agreement
          In connection with the issuance and sale of the 2018 Notes, the Issuers and the Subsidiary Guarantors entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Initial Purchasers, dated May 16, 2008. Under the Registration Rights Agreement, the Issuers and the Subsidiary Guarantors agreed to use their reasonable best efforts to file with the United States Securities and Exchange Commission and cause to become effective a registration statement relating to an offer to issue new notes having terms substantially identical to the 2018 Notes in exchange for outstanding 2018 Notes. In certain circumstances, the Issuers and the Subsidiary Guarantors may be required to file a shelf registration statement to cover resales of the 2018 Notes. The Issuers and the Subsidiary Guarantors will be obligated to file one or more registration statements as described above if the restrictive legend on the 2018 Notes has not been removed and the 2018 Notes are not freely tradable (by persons other than the Company’s affiliates) pursuant to Rule 144 under the Securities Act of 1933, as amended, as of the 366th day after the notes were issued. If the Issuers and the Subsidiary Guarantors fail to satisfy these obligations, the Company may be required to pay additional interest to holders of the 2018 Notes under certain circumstances.

          The Issuers used net proceeds from the private placement to repay indebtedness outstanding under the Company’s senior secured revolving credit facility. Affiliates of each of the Initial Purchasers are lenders under the senior secured revolving credit facility and therefore will receive a portion of the repayment of indebtedness.
          The descriptions set forth above in Item 2.03 are qualified in their entirety by the Purchase Agreement, the Indenture and the Registration Rights Agreement, which are filed with this Report as Exhibits 10.1, 4.1 and 4.2 and are incorporated herein by reference.
Item 8.01. Other Events.
          On May 12, 2008, the Company issued a press release announcing its plans to offer senior unsecured notes in a private placement, and on May 13, 2008, the company issued a press release announcing the pricing of the 2018 Notes. Copies of the press releases are filed with this Report as Exhibits 99.1 and 99.2, respectively.
Item 9.01 Financial Statements and Exhibits.
          (c) Exhibits.

Exhibit Number	Description
4.1	Indenture, dated May 16, 2008, among Copano Energy, L.L.C., Copano Energy Finance Corporation, the Subsidiary Guarantors named therein and U.S. Bank National Association, as trustee.

4.2	Registration Rights Agreement, dated May 16, 2008, among Copano Energy, L.L.C., Copano Energy Finance Corporation, the Subsidiary Guarantors named therein and the Initial Purchasers named therein.

10.1	Purchase Agreement, dated May 13, 2008, among Copano Energy, L.L.C., Copano Energy Finance Corporation, the Subsidiary Guarantors named therein and the Initial Purchasers named therein.

99.1	Press Release dated May 12, 2008.

99.2	Press Release dated May 13, 2008.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPANO ENERGY, L.L.C.
Date: May 19, 2008	By:	/s/ Douglas L. Lawing
		Name:	Douglas L. Lawing
		Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
4.1	Indenture, dated May 16, 2008, among Copano Energy, L.L.C., Copano Energy Finance Corporation, the Subsidiary Guarantors named therein and U.S. Bank National Association, as trustee.

4.2	Registration Rights Agreement, dated May 16, 2008, among Copano Energy, L.L.C., Copano Energy Finance Corporation, the Subsidiary Guarantors named therein and the Initial Purchasers named therein.

10.1	Purchase Agreement, dated May 13, 2008, among Copano Energy, L.L.C., Copano Energy Finance Corporation, the Subsidiary Guarantors named therein and the Initial Purchasers named therein.

99.1	Press Release dated May 12, 2008.

99.2	Press Release dated May 13, 2008.